As filed with the Securities and Exchange Commission on May 25, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

LTC PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation or organization) 22917 Pacific Coast Highway, Suite 350 Malibu, California (Address of principal executive offices)	71-0720518 (I.R.S. Employer Identification No.) 90265 (Zip Code)

THE 2004 STOCK OPTION PLAN
(Full title of the Plan)

ANDRE C. DIMITRIADIS
Chairman, President and Chief Executive Officer
LTC Properties, Inc.
22917 Pacific Coast Highway, Suite 350
Malibu, CA 90265
(310) 455-6010

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

HERBERT F. KOZLOV
Reed Smith LLP
599 Lexington Avenue
New York, NY 10022-7650
(212) 521-5400

Calculation of Registration Fee

Title of Each Class	Amount of Shares	Proposed Maximum	Proposed Maximum
of Securities	to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered (1)	Per Share (2)	Price (2)	Registration Fee
Common Stock $.01 par value	500,000	$15.95	$7,975,000	$1,010.43

(1)	This Registration Statement shall also cover any additional shares of LTC Properties, Inc. Common Stock which become issuable under The 2004 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of LTC Properties, Inc.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) registered hereunder based on the average high and low selling prices per share of LTC Properties, Inc. Common Stock on May 24, 2004 as reported on the New York Stock Exchange, which was $15.95.

Proposed sale to take place as soon after the effective date of the Registration Statement as options under the Stock Plan are exercised.

PART I

Item 1. Plan Information.

     Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

     Not required to be filed with this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by LTC Properties, Inc., a Maryland corporation (the “Company” and the “Registrant”), are incorporated as of their respective dates in this Registration Statement by reference:

(a)	The Annual Report of the Company on Form 10-K for its fiscal year ended December 31, 2003;

(b)	The Quarterly Report of the Company on Form 10-Q for the fiscal quarters ended March 31, 2004;

(c)	All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that is deemed furnished not filed), since the fiscal year covered by the annual report referred to in (a) above; and

(d)	The description of the Company’s Common Stock contained in its registration statement on Form S-3 (Registration No. 333-113847) filed with the Commission on March 23, 2004, including any amendment or report filed for the purpose of updating that description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Company’s Articles of Amendment and Restatement, as amended and supplemented, (the “Charter”) provide that, to the fullest extent permitted under the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages for any breach of any duty owed by such director or officer of the Company or any of its stockholders. The Maryland General Corporation Law provides that a corporation’s charter may include a provision which restricts or limits the liability of directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     The Charter provides that the Company shall indemnify its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law, and that the Company shall have the power to indemnify by express provision in its Bylaws, by agreement, or by majority vote of either its stockholders or disinterested directors, its present and former officers. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify their officers, employees or agents to the same extent as directors and to such further extent as is consistent with the law. The Company’s Bylaws provide that officers of the Company shall be entitled to such indemnification by the Company on account of matters resulting in their capacities as officers to the same extent provided with respect to directors by the Charter, except to the extent that the Board of Directors may otherwise prospectively determine in any situation. The Company currently maintains Directors and Officers liability insurance.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	The Company’s 2004 Stock Option Plan (1)
5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto).

(1)	Filed as Exhibit D to Registrant’s Definitive Proxy Statement dated April 19, 2004 and incorporated herein by reference.

Item 9. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

     (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malibu, State of California, on the 25th day of May, 2004.

LTC PROPERTIES, INC.

/s/ WENDY L. SIMPSON

Wendy L. Simpson
Vice Chairman, Chief Financial
Officer and Director

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andre C. Dimitriadis and Wendy L. Simpson, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Andre C. Dimitriadis Andre C. Dimitriadis	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 25, 2004
/s/ Wendy L. Simpson Wendy L. Simpson	Vice Chairman, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	May 25, 2004
/s/ Edmund C. King Edmund C. King	Director	May 25, 2004
/s/ Timothy J. Triche Timothy J. Triche	Director	May 25, 2004
/s/ Sam Yellen Sam Yellen	Director	May 25, 2004

INDEX TO EXHIBITS

EXHIBIT

4.1	The Company’s 2004 Stock Option Plan (1)
5.1	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)

(1)	Filed as Exhibit D to Registrant’s Definitive Proxy Statement dated April 19, 2004 and incorporated herein by reference.